Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectus and “Other Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 31, 2006 in the registration statement (Form N-1A) and related Prospectus and Statement of Additional Information of the EquiTrust Money Market Fund, Inc. filed with the Securities and Exchange Commission in this Post Effective Amendment No. 27 under the Securities Act of 1933 (No. 2-70162) and Amendment No. 28 under the Investment Company Act of 1940 (No. 811-3121).

/s/ Ernst & Young

Des Moines, Iowa
November 27, 2006